Exhibit 99.3

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

To Tender Ordinary Shares

(together with the associated preferred share purchase rights)

of

ASPEN INSURANCE HOLDINGS LIMITED

for

0.9197 Endurance Specialty Holdings Ltd. Ordinary Shares

or

$49.50 in Cash

or

a Combination of 0.5518 Endurance Specialty Holdings Ltd. Ordinary Shares and $19.80 in Cash,

subject to the proration procedures described in the Prospectus/Offer to Exchange dated June 9, 2014 and the related Letter of Election and Transmittal,

by

ENDURANCE SPECIALTY HOLDINGS LTD.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, AUGUST 29, 2014, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

June 9, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Endurance”), to act as Information Agent in connection with Endurance’s offer to exchange each issued and outstanding ordinary share, par value 0.15144558¢ per share (together with the associated preferred share purchase rights, the “Aspen common shares”), of Aspen Insurance Holdings Limited, a Bermuda exempted company (“Aspen”), at the election of the holder of such Aspen common shares, for one of the following:

•	0.9197 ordinary shares, par value $1.00 per share, of Endurance (“Endurance common shares” and, such election, a “Stock Election”);

•	$49.50 in cash (less applicable withholding taxes and without interest) (a “Cash Election”); or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest) (a “Cash/Stock Election”),

subject to the proration procedures described in the Prospectus/Offer to Exchange dated June 9, 2014, and in the related Letter of Election and Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”), and cash in lieu of any fractional Endurance common share, upon the terms and subject to the conditions set forth in the Exchange Offer. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Aspen common shares registered in your name or in the name of your nominee.

As discussed in the Prospectus/Offer to Exchange, the Exchange Offer is not being made in any jurisdiction where the Exchange Offer would not be in compliance with the applicable laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, AUGUST 29, 2014, UNLESS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold Aspen common shares registered in your name or the name of your nominee are copies of the following documents:

1. The Prospectus/Offer to Exchange, dated June 9, 2014.

2. The Letter of Election and Transmittal for your use in accepting the Exchange Offer and tendering Aspen common shares and for the information of your clients. Facsimile copies of the Letter of Election and Transmittal may be used to tender Aspen common shares, including the IRS Form W-9.

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates evidencing Aspen common shares are not immediately available or if you cannot deliver the certificates and all other required documents to the Exchange Agent on or prior to the expiration time of the Exchange Offer or complete the procedure for book-entry transfer on a timely basis.

4. A form of the letter which may be sent to your clients for whose accounts you hold Aspen common shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

5. A return envelope addressed to Computershare Trust Company, N.A. (the “Exchange Agent”).

Please note the following:

1. The consideration for each Aspen common share is one of the following:

•	0.9197 Endurance common shares;

•	$49.50 in cash (less applicable withholding taxes and without interest); or

•	a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest),

subject to the proration procedures described in the Prospectus/Offer to Exchange, and cash in lieu of any fractional Endurance common shares, upon the terms and subject to the conditions of the Exchange Offer. IF THE UNDERSIGNED FAILS TO PROPERLY MAKE AN EXCHANGE OFFER ELECTION, THE UNDERSIGNED WILL BE DEEMED TO HAVE TENDERED HIS, HER OR ITS ASPEN COMMON SHARES WITH NO ELECTION, AND SUCH TENDERED ASPEN COMMON SHARES WILL BE TREATED AS IF SUBJECT TO A CASH/STOCK ELECTION. PLEASE SEE THE SECTION OF THE PROSPECTUS/OFFER TO EXCHANGE TITLED “THE EXCHANGE OFFER—ELECTIONS AND PRORATION—CONSEQUENCES OF TENDERING WITH NO ELECTION.”

2. The Exchange Offer is being made for all issued and outstanding Aspen common shares.

3. The Exchange Offer and the withdrawal rights expire at 5:00 p.m., Eastern time, on Friday, August 29, 2014, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “expiration time of the Exchange Offer”). Aspen common shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration time of the Exchange Offer.

4. The Exchange Offer is subject to certain conditions set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” which we urge you to review in detail. These conditions include, among other things, the following:

•	Aspen shall have entered into a definitive merger agreement with Endurance with respect to the second-step merger that is reasonably satisfactory to Endurance and Aspen. Such merger agreement shall provide, among other things, that:

•	the board of directors of Aspen has approved the second-step merger to be consummated after the Exchange Offer;

•	the board of directors of Aspen has removed any other impediment to the consummation of the Exchange Offer or the second-step merger that is in the control of the board of directors of Aspen; and

•	bye-law 50 of Aspen shall be amended to exempt the second-step merger from such bye-law.

•	Aspen shareholders shall have validly tendered and not withdrawn prior to the expiration time of the Exchange Offer at least that number of Aspen common shares that shall constitute, when added to the Aspen common shares then owned by Endurance or any of its subsidiaries, a majority of the number of Aspen common shares and Aspen preference shares, taken together, on a fully-diluted basis.

•	The registration statement of which the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the U.S. Securities and Exchange Commission and Endurance shall have received all necessary state securities law or “blue sky” authorizations.

•	The Aspen board of directors shall have redeemed the rights issued pursuant to the Aspen shareholder rights plan, or the rights shall have otherwise been rendered inapplicable to the Exchange Offer and the second-step merger.

•	The shareholders of Endurance shall have approved (i) the issuance of the Endurance common shares pursuant to the Exchange Offer and the second-step merger, as required under the rules of the New York Stock Exchange with a majority of votes cast by holders of Endurance common shares at a meeting of Endurance shareholders at which a quorum is present and (ii) the merger of Aspen with and into Endurance, with a majority of votes cast by holders of Endurance common and preference shares at a meeting of Endurance shareholders at which a quorum is present.

•	The Endurance common shares to be issued to Aspen shareholders as a portion of the Exchange Offer consideration in exchange for Aspen common shares in the Exchange Offer and the second-step merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental or regulatory authority or agency (including the matters referred to or described in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals”) required in the judgment of Endurance in connection with the Exchange Offer and the second-step merger shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

The Exchange Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer.”

5. Exchange of Aspen common shares pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Election and Transmittal (or a manually signed facsimile thereof), together with the required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (b) certificates for such Aspen common shares or a confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at the Depositary Trust Company and (c) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE EXCHANGE OFFER CONSIDERATION FOR ASPEN COMMON SHARES, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN DISTRIBUTING THE EXCHANGE OFFER CONSIDERATION.

6. Any share transfer taxes applicable to the transfer of Aspen common shares to Endurance pursuant to the Exchange Offer will be paid by Endurance, except as otherwise provided in the Exchange Offer Documents.

Endurance will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the Information Agent, and other persons described in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Fees and Expenses,” for soliciting tenders of Aspen common shares pursuant to the Exchange Offer. Upon request, Endurance will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Shareholders who wish to tender their Aspen common shares but whose certificates representing Aspen common shares are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the expiration time of the Exchange Offer or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their Aspen common shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Procedure for Tendering.”

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Georgeson Inc.

Toll Free: (877) 278-9672

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ENDURANCE, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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